Exhibit 23.1

KPMG LLP

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Suite 3100

Calgary AB T2P 4B9

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC Energy Corporation

We, KPMG LLP, consent to the use of our reports, both dated February 12, 2020, on the consolidated financial statements of TC Energy Corporation, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2019, and the related notes, and our audit report on the effectiveness of internal control over financial reporting which are incorporated by reference herein.

Chartered Professional Accountants

May 1, 2020

Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.